Exhibit 4.5

ESCROW AGREEMENT

This Escrow Agreement, dated this 13th day of March, 2018 (this “Escrow Agreement”), is entered into by and among SEASPAN CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands (“Buyer”), GREATER CHINA INDUSTRIAL INVESTMENTS LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (the “Holder Representative” and, together with Buyer, the “Parties” and, each individually, a “Party”), and WILMINGTON TRUST, N.A., as escrow agent (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Buyer, Seaspan Investments III LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands and a wholly-owned indirect subsidiary of Buyer, Greater China Intermodal Investments LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (the “Company”), and the Holder Representative, solely in its capacity as the Holder Representative thereunder, are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Buyer is depositing an amount in cash equal to $5,000,000 (the “Adjustment Escrow Funds”) into an escrow account (the “Adjustment Escrow Account”) in order to provide the sole source of funds for the payment of certain amounts that may become payable to Buyer under Section 3.4(d) of the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Buyer is depositing an amount in cash equal to $10,000,000 (the “Indemnification Escrow Funds”) into an escrow account (the “Indemnification Escrow Account” and, together with the Adjustment Escrow Account, the “Escrow Accounts”) in order to provide the sole source of funds for the payment of certain amounts that may become payable to Buyer under Article XII of the Merger Agreement; and

WHEREAS, in the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 of the Merger Agreement exceed the Holder Representative Expenses, prior to the final release of the Indemnification Escrow Property (as defined below), the Holder Representative may transfer such excess amount (the “Excess Amount”) to the Escrow Agent solely for disbursement to the Selling Members as Final Net Merger Consideration in accordance with their respective Allocation Percentages and Section 11.2 of the Merger Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and the Escrow Agent and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSITS AND DISTRIBUTIONS

Section 1.1 Escrow Accounts

(a) Delivery and Receipt of Escrow Funds. On the date hereof and as soon as practicable after the Effective Time, Buyer shall deliver or cause to be delivered to the Escrow Agent (i) an amount in cash, in immediately available funds, equal to the Adjustment Escrow Funds and (ii) an amount in cash, in immediately available funds, equal to the Indemnification Escrow Funds. The Escrow Agent agrees to hold in escrow, in accordance with this Escrow Agreement, (A) the Adjustment Escrow Funds (the “Adjustment Escrow Property”) and (B) the Indemnification Escrow Funds (the “Indemnification Escrow Property” and, together with the Adjustment Escrow Property, the “Escrow Property”). The Escrow Agent hereby agrees to retain the Escrow Property in one or more separate accounts.

(b) Investment of Cash.

(i) The Escrow Agent shall invest any Escrow Property in accordance with a joint written instruction (any such instruction, a “Joint Written Instruction”) provided to the Escrow Agent and signed by the Parties. In the absence of a Joint Written Instruction to the contrary, the Escrow Agent shall deposit all cash included in such Escrow Property in a “non-interest bearing trust account” insured by the Federal Insurance Corporation (“FDIC”) to the applicable limits, which is further described on Exhibit A hereto.

(ii) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement with regard to the Escrow Accounts. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made in accordance with this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c) Disbursements. Subject to Section 1.3(b), the Escrow Agent shall disburse the Escrow Property in accordance with the following:

(i) Within three (3) Business Days of the Determination Date, in accordance with Section 3.4(d) of the Merger Agreement, the Parties shall deliver a Joint Written Instruction to the Escrow Agent authorizing distribution to (A) Buyer or its designee, of the Adjustment Escrow Property owing to Buyer pursuant to the second sentence of Section 3.4(d) of the Merger Agreement (such amount, the “Buyer Adjustment Payment”), if any, from the Adjustment Escrow Account and (B) each Selling Member (or its designees set forth on Exhibit B, or any of their successors or permitted assigns) a portion of the Adjustment Escrow Property equal to (x) such Selling Member’s (or such designees’) Allocation Percentage set forth on Exhibit B multiplied by (y) the aggregate amount of all Adjustment Escrow Property payable to the Selling Members (or their designees). The Escrow Agent shall release the Adjustment Escrow Property as specified in such Joint Written Instruction.

(ii) In accordance with Article XII of the Merger Agreement, in the event that it is determined or agreed by the Parties that Buyer (on behalf of itself or any other Buyer Indemnified Party) is entitled to any distribution from the Indemnification Escrow Account pursuant to Article XII of the Merger Agreement (the amount of any such required distribution, an “Indemnification Distribution Amount”), then the Parties shall deliver a Joint Written Instruction to the Escrow Agent that indicates that a Buyer Indemnified Party is entitled to payment of an Indemnification Distribution Amount and that specifies the amount of cash to which such Buyer Indemnified Party is entitled (it being understood that the Escrow Agent will not be responsible for the calculations associated therewith), and the Escrow Agent shall release Indemnification Escrow Property and deliver to the Buyer Indemnified Party the amount of cash held in escrow as specified in such Joint Written Instruction.

(iii) On the second (2nd) Business Day after March 13, 2019 (such date, the “Escrow Release Date”), all Indemnification Escrow Property (if any) shall be released to the Selling Members (or their designees set forth on Exhibit B) pro rata in accordance with the Allocation Percentages set forth opposite such Selling Members’ (or their designees’) names on Exhibit B; provided, however, that if any claim pursuant to Article XII of the Merger Agreement has been properly asserted by any Buyer Indemnified Party in accordance with the Merger Agreement on or prior to the Escrow Release Date (any such claim, a “Pending Claim”), (A) the Indemnification Escrow Property released to the Selling Members (or their designees set forth on Exhibit B) shall be equal to the amount of Indemnification Escrow Property then held by the Escrow Agent, minus the amount of Indemnification Escrow Property equal to the aggregate amount of such Pending Claim(s) and (B) any Indemnification Escrow Property that remains in the Indemnification Escrow Account following the Escrow Release Date in respect of any such Pending Claim shall be released to the Selling Members (or their designees set forth on Exhibit B) pro rata in accordance with the Allocation Percentages set forth opposite such Selling Members’ (or their designees’) names on Exhibit B promptly upon resolution or (if applicable) satisfaction of such Pending Claim(s). In each case in which this Section 1.1(c)(iii) provides for the release of Indemnification Escrow Property, each of Buyer and the Holder Representative shall promptly submit a Joint Written Instruction to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Property in accordance with this Section 1.1(c)(iii) and the Merger Agreement.

(iv) In the event Buyer files an indemnification claim with the Holder Representative pursuant to Article XII of the Merger Agreement (with a copy to the Escrow Agent) and (x) Buyer and the Escrow Agent receive a written objection from the Holder Representative to a portion (but not the entire amount) of the amount set forth in Buyer’s indemnification claim notice within thirty (30) days of delivery of such claim notice, then the Escrow Agent shall disburse to Buyer or its designee the portion of the Indemnification Escrow Property that is not disputed by the Holder Representative within five (5) Business Days following the Escrow Agent’s receipt of such written objection and retain such disputed portion of the Buyer’s indemnification claim in the Indemnification Escrow Account, or (y) neither Buyer nor the Escrow Agent receives a written objection from the Holder Representative within thirty (30) days of delivery of such indemnification claim by Buyer, then the Escrow Agent shall disburse to Buyer or its designee the portion of the Indemnification Escrow Property set forth in Buyer’s indemnification claim notice within five (5) Business Days following the expiration of such thirty (30) day period. In the event that Buyer, on behalf of itself or any of the Buyer Indemnified Parties, (A) submits to the Holder Representative and the Escrow Agent a written notice alleging that Buyer is entitled to any payment from the Adjustment Escrow Property or the Indemnification Escrow Property, as the case may be, pursuant to Section 3.4(d) of the Merger Agreement and/or Article XII of the Merger Agreement, as applicable, that is not addressed by Joint Written Instructions pursuant to Section 1.1(c)(i) or Section 1.1(c)(ii) hereof or has otherwise been objected to in full by written notice of the Holder Representative to the Escrow Agent and Buyer, and (B) thereafter delivers to the Escrow Agent and the Holder Representative a copy of a Final Order (as hereinafter defined) directing delivery of the relevant Escrow Property or any portion thereof (any such amount, the “Court Ordered Amount”) to Buyer pursuant to Section 3.4(d) or Article XII, as applicable, of the Merger Agreement, the Escrow Agent shall disburse to Buyer or its designee, within five (5) Business Days following receipt of such Final Order, from the Adjustment Escrow Account or the Indemnification Escrow Account, as applicable, the amount of Escrow Property equal to the Court Ordered Amount, as provided in such Final Order; provided that any such Final Order shall be accompanied by a Final Order Certificate (as hereinafter defined). The Escrow Agent shall act on such Final Order and Final Order Certificate without further question. As used in this Escrow Agreement, (i) “Final Order” means an order or judgment of a court of competent jurisdiction, whether delivered by Buyer under this Section 1.1(c)(iv) or delivered by the Holder Representative pursuant to Section 1.1(c)(v) or otherwise, (x) that has not been reversed, stayed, modified or amended and (y) as to which the time to appeal or seek review, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or motion or written request for review, reconsideration or rehearing is pending, and (ii) a “Final Order Certificate” means a certificate of the party submitting a Final Order to the Escrow Agent to the effect that such final order is a Final Order hereunder.

(v) In the event that the Holder Representative, on behalf of itself or any other Selling Member, (A) submits to Buyer and the Escrow Agent a written notice alleging that one or more of the Selling Members (or their designees) is entitled to any payment from the Adjustment Escrow Property or the Indemnification Escrow Property, as the case may be, pursuant to Section 3.4(d) and/or Article XII of the Merger Agreement, as applicable, that is not addressed by Joint Written Instructions pursuant to Section 1.1(c)(i) or Section 1.1(c)(ii) hereof or has otherwise been objected to in full by written notice of Buyer to the Escrow Agent and Holder Representative, and (B) thereafter delivers to the Escrow Agent and Buyer a copy of a Final Order directing delivery of a Court Ordered Amount to one or more of the Selling Members (or their designees) pursuant to Section 3.4(d) or Article XII, as applicable, of the Merger Agreement, the Escrow Agent shall disburse from the Adjustment Escrow Account or the Indemnification Escrow Account, as applicable, to such Selling Members or their respective designees, within five (5) Business Days following receipt of such Final Order, an amount of Escrow Property equal to the Court Ordered Amount, as provided in such Final Order; provided that any such Final Order shall be accompanied by a Final Order Certificate.

(vi) In the event that the Escrow Agent makes any payment to any person pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Accounts or paid to another person or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a receiver, trustee or other person under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient thereof shall repay such amount to the Escrow Agent upon written request from the Escrow Agent.

(vii) The Escrow Agent shall, in its sole discretion, comply with judgments or orders issued or process entered by any court with respect to the Escrow Property, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(viii) In the event that a Party provides transfer instructions for any Escrow Property (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Parties agree that such security procedure is commercially reasonable.

(ix) The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Escrow Accounts.

(x) The Escrow Agent shall disburse the Escrow Property, if, as and when authorized by this Escrow Agreement by wire transfer of immediately available funds to the bank account or accounts designated on Exhibit B or Exhibit C, as applicable, or as otherwise designated by the party being paid in a written notice received by the Escrow Agent prior to such payment.

Section 1.2 Escrow Property. During the term hereof, neither the Holder Representative nor the Selling Members will sell, assign, transfer or otherwise dispose of, grant any option with respect to, or enter into any swap or other arrangement that transfers all or any portion of the economic consequences associated with, or pledge or grant any security interest in, or otherwise encumber any part of the Indemnification Escrow Property.

Section 1.3 [Reserved].

Section 1.4 Excess Amount. Pursuant to Section 11.2 of the Merger Agreement, in the event that the Holder Representative transfers the Excess Amount to the Escrow Agent for disbursement to the Selling Members (or their designees) as Merger Consideration, the Escrow Agent shall distribute such Excess Amount to each of the Selling Members (or their designees set forth on Exhibit B) pro rata in accordance with their respective Allocation Percentages pursuant to a written instruction from the Holder Representative. In no event shall such Excess Amount become part of the Escrow Property or otherwise become payable to Buyer.

Section 1.5 Income Tax Allocation and Reporting. To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Property on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5 is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.6 Termination. Upon the disbursement of all of the Escrow Property, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Section 1.5, Section 3.1 and Section 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on, and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with, the advice of counsel or other professionals retained or consulted by the Escrow Agent. The

Escrow Agent shall be reimbursed as set forth in Section 3.1 for reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, Buyer and the Holder Representative shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit D-1 and Exhibit D-2, respectively, to this Escrow Agreement. Either Party may change any of their respective authorized signers by delivering written notice to the other parties to this Escrow Agreement, in which event the Escrow Agent shall update Exhibit D-1 or Exhibit D-2, as applicable, to reflect such change.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Parties hereby agree, jointly and severally, to indemnify the Escrow Agent and its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and to hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, reasonable attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of the Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Accounts, except to the extent the same shall be caused by the Escrow Agent’s fraud, gross negligence or willful misconduct. The terms of this paragraph shall survive termination of this Escrow Agreement.

Section 3.2 Limitation of Liability. The Escrow Agent shall not be liable, directly or indirectly, for any (i) Damages arising out of the services provided hereunder, other than Damages which have been finally adjudicated to have directly resulted from the Escrow Agent’s fraud, gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

Section 3.3 Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties. Should any instrument be required by any successor escrow agent to more fully vest in such successor agent the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, upon the reasonable request of the Buyer or the Holder Representative, be executed, acknowledged and delivered by the predecessor.

Section 3.4 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit E. Fifty percent (50%) of such fees shall be paid by Buyer and fifty percent (50%) of such fees shall be paid by the Holder Representative. The fees agreed upon for the services rendered hereunder are intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or if the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof other than as a result of the Escrow Agent’s fraud, gross negligence or willful misconduct, then, in each case, the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. In any such event, any such compensation due or owing to the Escrow Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Holder Representative.    The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Escrow Agreement.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a Final Order and Final Order Certificate, (ii) receives a Joint Written Instruction from Buyer and the Holder Representative, or (iii) files an interpleader action in any court of competent jurisdiction, set forth in Section 4.11, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such Joint Written Instruction or Final Order without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges of its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 Compliance with Legal Orders. The Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof.

Section 3.10 Conflicting Instructions. In the event that the Escrow Agent receives conflicting instructions hereunder, the Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of the Escrow Agent.

Section 3.11 No Financial Obligation. The Escrow Agent shall not be required by any provision of this Escrow Agreement to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required by any provision of this Escrow Agreement to take any action which, in the Escrow Agent’s sole and absolute judgment, could require the Escrow Agent to incur an expense or financial liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and such assignment shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld); provided, however, that either Party may distribute or otherwise assign its rights hereunder to one or more of its affiliates.

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may, under certain circumstances, escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission or email (in each case in this clause (ii), solely if receipt is confirmed), (iii) by overnight delivery with a reputable international overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer:

Seaspan Corporation

Unit 2 – 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Attention: Corporate Secretary

Facsimile: +852-2540-1689

Email: Mark_Chu@seaspancorp.com

with copies (which shall not constitute notice or service of process) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: John M. Reiss

Daniel Latham

Facsimile: +1-212-354-8113

Email: jreiss@whitecase.com

   dlatham@whitecase.com

If to the Holder Representative:

Greater China Industrial Investments LLC

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, DC 20004

Attention: Gregory Ledford

Wesley Bieligk

Facsimile: +1-202-347-1818

Email: gregory.ledford@carlyle.com

  wesley.bieligk@carlyle.com

with a copy (which shall not constitute notice or service of process) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon,

         Nick Luongo

Facsimile: +1-202-637-2201

Email: daniel.lennon@lw.com

    nick.luongo@lw.com

If to the Escrow Agent:

Wilmington Trust, National Association

50 South Sixth Street, Ste. 1290

Minneapolis, MN 55402

Attention: Andrew Wassing

Facsimile: +1-612-217-5651

Email:    awassing@wilmingtontrust.com

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.5 Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor as a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9 Counterparts. This Escrow Agreement may be executed in one or more counterparts, which may be delivered by electronic communications by portable document format (.pdf), each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

Section 4.11 Jurisdiction. Any Action based upon, arising out of or related to this Escrow Agreement or the transactions contemplated hereby may be brought in courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Escrow Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.11.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by the undersigned Parties and the Escrow Agent as of the date first written above.

BUYER:

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	President and Chief Executive Officer

[Signature Page to Escrow Agreement]

HOLDER REPRESENTATIVE:

GREATER CHINA INDUSTRIAL INVESTMENTS LLC

By:	/s/ Wesley Bieligk
Name:	Wesley Bieligk
Title:	Authorized Signatory

[Signature Page to Escrow Agreement]

ESCROW AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Andrew Wassing

Name:	Andrew Wassing

Title:	Vice President

[Signature Page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Trust Accounts

EXHIBIT B

Wire Transfer Instructions and Allocation Percentages of the Selling Members (and their designees)

EXHIBIT C

Wire Transfer Instructions of Buyer

EXHIBIT D-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit D-1 is attached, on behalf of Buyer.

Name / Title / Phone Number	Specimen Signature

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

EXHIBIT D-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Holder Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit D-2 is attached, on behalf of Holder Representative.

Name / Title / Phone Number	Specimen Signature

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

EXHIBIT E

Fees of Escrow Agent